CONSENT OF INDEPENDENT ACCOUNTANTS



As independent public accountants, we hereby consent to the incorporation by reference in this registration statement on Form S-3 of our report dated 29 February 2000 included in Shire Pharmaceuticals Group plc's Form 10-K for the year ended 31 December 1999 and to all references to our Firm included in this registration statement.








Arthur Andersen
Chartered Accountants


Reading
UK



6 June 2000